UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2018

AZURRX BIOPHARMA, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	001-37853	46-4993860
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

760 Parkside Avenue Downstate Biotechnology Incubator, Suite 304 Brooklyn, New York		11226
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 699-7855
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

NOT APPLICABLE
(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on June 5, 2017, AzurRx BioPharma, Inc. (the “Company”) entered into Securities Purchase Agreements with certain accredited investors pursuant to which the Company issued an aggregate of 1,428,572 units for $3.50 per unit, with each unit consisting of one share of common stock, $0.0001 par value (“Common Stock”), one Series A Warrant to purchase 0.25 shares of Common Stock at $4.00 per share exercisable immediately through December 31, 2017, and one Series A-1 Warrant to purchase 0.75 shares of Common Stock at $5.50 per share exercisable beginning six months from the date of issuance through June 5, 2022 (the “June 2017 Private Placement”).

Also, as previously reported, commencing on October 14, 2014, the Company issued warrants to purchase shares of Common Stock in conjunction with the issuance of original issuance discount notes (“OID Notes”). These warrants are exercisable for five years beginning six months after the issue date for $5.58 per share, and provide to the holders thereof certain registration rights (the “OID Warrants”). Subsequently, on October 14, 2016, the Company completed an initial public offering (“IPO”) of 960,000 shares of Common Stock at a price of $5.50 per share and, concurrent with the IPO, the Company issued certain securities, including 717,540 warrants with a five-year term to holders of the OID Notes in exchange for their agreement not to sell their shares for six months following the IPO with an exercise price equal to the IPO price (the “Lock-Up Warrants”). The Company also issued warrants to Alexander Capital, LP (“Alexander Capital”) as consideration, in part, for its services as placement agent in connection with the issuance of the OID Notes and the June 2017 Private Placement (the “Placement Agent Warrants”). The Placement Agent Warrants are each exercisable over a five-year term and have exercise prices ranging from $7.38 to $5.58 per share.

As previously reported in the Current Report on Form 8-K filed by the Company on January 5, 2018 (the “January 8-K”), beginning on December 31, 2017, the Company and certain holders (the “Holders”) of the Series A Warrants, Series A-1 Warrants, OID Warrants and Lock-Up Warrants (collectively, the “Warrants”) entered into warrant repricing letter agreements (the “Exercise Agreements”) with respect to an aggregate total of 264,402 Warrants, and partial warrant repricing letters (the “Partial Exercise Agreements”) with respect to an aggregate total of 217,206 Warrants, pursuant to which the Company agreed to reduce the exercise price of an aggregate total of 108,603 Warrants held by such Holders (the “Reprice Warrants”) to $2.50 per share (the “Reduced Exercise Price”) in consideration for the exercise in full of the Reprice Warrants, and agreed to amend an aggregate total of 108,604 remaining, unexercised Warrants held by certain Holders (the “Remaining Warrants”) to reduce the exercise of the Remaining Warrants to $3.25 per share.

Since the date of the January 8-K, the Company has entered into Exercise Agreements and Partial Exercise Agreements with additional Holders, pursuant to which the Holders have exercised an aggregate total of 851,987 Reprice Warrants at the Reduced Exercise Price of $2.50 per share, and the Company has agreed to amend an aggregate total of 367,654 Remaining Warrants to reduce the exercise to $3.25 per share. If the exercise of the Reprice Warrants would cause the Holder to exceed the 4.99% or 9.99% beneficial ownership limitations (“Beneficial Ownership Limitation”) (as defined in the Warrants), then the Company will only issue such number of shares to the Holder as instructed by the Holder and as would not cause such Holder to exceed the maximum number of shares permitted under the Beneficial Ownership Limitation, with the balance of shares to be held in abeyance until the balance may be issued in compliance with such limitations.

The Company has received aggregate gross proceeds of approximately $2.04 million from the exercise of the Reprice Warrants by the Holders, and expects to use the proceeds from the Warrant Exercise Program for general corporate purposes.

The description of terms and conditions of the Exercise Agreements and the Partial Exercise Agreements set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Exercise Agreement and Partial Exercise Agreement attached to the January 8-K as Exhibits 10.1 and 10.2.

Item 3.03	Material Modifications to Rights of Security Holders.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AzurRx BioPharma, Inc.
Date: January 17, 2018
	By:	/s/ Johan M. Spoor
Name: Johan M. Spoor
Title: Chief Executive Officer